UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                               Amendment No. 1*

                              CB Bancshares, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   124785106
                 --------------------------------------------
                                (CUSIP Number)



                               December 31, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



-----------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 3 pages

-----------------------
  CUSIP NO. 124785106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Northaven Management, Inc                         13-3811355
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 200,900

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  200,900

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                              0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,900
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.28%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           CO

------------------------------------------------------------------------------



                               Page 2 of 3 pages

Item 1(a).         Name of Issuer:
                   CB Bancshares, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   201 Merchant Street
                   Honolulu, Hawaii 96813

Item 2(a).         Name of Person Filing:
                   Northaven Management, Inc.

Item 2(b).         Address of Principal Business Office or, if none, Residence:
                   200 Park Avenue
                   39th Floor
                   New York, NY 10166

Item 2(c).         Citizenship:
                   New York corporation

Item 2(d).         Title of Class of Securities:
                   Common Stock

Item 2(e).         CUSIP Number:
                   124785106

Item 3.            Not applicable.  This Schedule 13G was filed pursuant to Rule
                   13d-1(c).

Item 4.            Ownership.

                   See lines 5, 6, 7, 8, 9 and 11 on page 2 of this
                   Schedule 13G.

Items 5 thru 9.

                   Not applicable

Item 10.           Certification.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2001



NORTHAVEN MANAGEMENT, INC.

    by /s/ Paul Burke
      --------------------------
      Name:  Paul Burke
      Title: Vice President


                               Page 3 of 3 pages